UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016

ONCOGENEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19820 North Creek Parkway Bothell, Washington		98011
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 686-1500

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 5, 2016, Ionis Pharmaceuticals, Inc. (formerly known as Isis Pharmaceuticals, Inc.) (“Ionis”) filed a lawsuit against our subsidiary OncoGenex Technologies, Inc. (“OGX”) in the United States District Court for the Southern District of California. Ionis claims that OGX is in breach of an Amended and Restated License Agreement between Ionis and OGX dated July 2, 2008, as amended (the “License Agreement”). Under the License Agreement, Ionis is entitled to a share of certain forms of non-royalty revenue received by OGX, but is not entitled to a share of revenue received by OGX for the reimbursement of research and development activities. In April 2015, we terminated a collaboration agreement with Teva Pharmaceuticals Industries Ltd. In connection with that termination, Teva paid us $23.2 million as an advance reimbursement for certain continuing research and development activities related to custirsen and certain other antisense inhibitors of clusterin. In the lawsuit, Ionis claims that OGX is in breach of the License Agreement for failing to pay Ionis a share of the advance reimbursement payment from Teva and other non-monetary consideration received from Teva. Ionis seeks damages and a declaratory judgment that, based on OGX’s alleged breach, Ionis has the right to terminate the License Agreement.

We intend to vigorously defend this matter and, based on our preliminary review, we believe we have valid defenses. However, litigation is inherently uncertain, and any judgment or injunctive relief entered against us or any adverse settlement could materially and adversely impact our business, financial condition, operating results and prospects. Because we are in the early stages of this matter, we are unable to estimate a reasonably possible range of loss, if any, that may result from this matter. In addition, litigation can involve significant management time and attention, and the cost of litigation can be expensive, regardless of outcome.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.

Date: January 7, 2016	/s/ John Bencich
John Bencich Chief Financial Officer

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